Registration File No. 811-_______

                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:         North American Senior Floating Rate Fund, Inc.

Address of Principal Business Office:             125 High Street
(No. & Street, City, State, Zip Code)             Boston, Massachusetts 02110

Telephone Number (including area code):           617/946-0600

Name and address of agent for service
of process:                                       Copy to:

Bradford K. Gallagher, President                  Ruth S. Epstein, Esq.
North American Senior Floating Rate Fund, Inc.    Covington & Burling
125 High Street                                   1201 Pennsylvania Avenue, N.W.
Boston, Massachusetts 02110                       P.O. Box 7566
                                                  Washington, D.C. 20044

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                             Yes X            No
                                ---


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 2nd day of April, 1998.

[SEAL]                            NORTH AMERICAN SENIOR FLOATING RATE FUND, INC.

                                  By: /s/ Bradford K. Gallagher
                                  -------------------------------
                                  Bradford K. Gallagher
                                  President

Attest:  /s/ John I. Fitzgerald
         ---------------------------
         John I. Fitzgerald
         Secretary